Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-234083 and 333-239243 on Form S-8 of our report dated March 8, 2021, relating to the financial statements of Nesco Holdings, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
Indianapolis, Indiana
March 8, 2021